Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE COMMON STOCK

Company:	MUSTANG BIO, INC., a Delaware corporation
Class of Stock:	Common Stock
Number of Shares:	$600,000 divided by the Warrant Price (Subject to Section 1.7)
Warrant Price:	$0.8021
Issue Date:	March 4, 2022
Expiration Date:	March 4, 2032
Loan Agreement:	This Warrant to Purchase Common Stock (“Warrant”) is issued in connection with, and as consideration of the commitments pursuant to, that certain Loan and Security Agreement of even date herewith among RUNWAY GROWTH FINANCE CORP., as administrative agent and collateral agent, the lenders from time to time party thereto, the Company and the other Loan Parties from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition, shall have the meanings set forth in the Loan Agreement.

This WARRANT TO PURCHASE COMMON STOCK certifies that, for good and valuable consideration, RUNWAY GROWTH FINANCE CORP. (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated class, series and type of stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

As used in this Warrant, the following terms are defined as follows:

(a)                 “10-day VWAP” means the volume-weighted average price of the Common Stock, determined for the ten (10) consecutive Trading Days ending on the last Trading Day immediately preceding the applicable date, as reported by Bloomberg, L.P.

(b)                 “Trading Day” means a day when the New York Stock Exchange is open for trading in shares of the Common Stock.

SECTION 2. EXERCISE.

2.1           Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

2.2            Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A
where:
	X =	the number of Shares to be issued to Holder;
	Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);
	A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and
	B =	the Warrant Price.

2.3            Fair Market Value. For purposes of this Warrant, the “Fair Market Value” shall mean the following: If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

2.4            Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

2.5            Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

2.6            Treatment of Warrant at Acquisition.

(a)                 In the event of an Acquisition (as defined below) in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be cashless exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such cashless exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise. In the event of a Cash/Public Acquisition where the fair market value of one Share as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then this Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition.

(b)                 Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(c)              (i) “Acquisition” means a transaction or series of transactions involving (A) the sale, lease exclusive license or other disposition of all or substantially all assets of the Company or any business line of the Company, (B) any merger or consolidation of the Company into or with another person or entity, or any other corporate reorganization, as a result of which the stockholders of the Company immediately prior to such transaction own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such transaction, or (C) any sale or other transfer by the stockholders of the Company of capital stock of the Company representing at least a majority of the Company’s outstanding combined voting power, as of such date of determination, and (ii) “Marketable Securities” means securities meeting all of the following requirements: (a) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (b) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, and (c) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

2.7            Adjustment to Number of Shares; Warrant Price; Adjustments Cumulative. Notwithstanding and without limiting any provision of this Warrant, upon the making of each of the Term B Loan, the Term C Loan, the Term D Loan and the Term E Loan under (and as defined in) the Loan Agreement, if at all, this Warrant shall be exercisable, automatically and without further action of any party, with respect to each such Term Loan (as defined in the Loan Agreement), for an additional number of shares of the Company’s Common Stock equal to the amount of such Term Loan multiplied by two percent (2.00%), divided by the then-applicable Warrant Price. For sake of clarity, the “Warrant Price” with respect to any such Term Loan identified in this Section 1.7 shall be equal to the lower of (i) the 10-day VWAP determined as of the last Trading Day immediately preceding the Funding Date (as defined in the Loan Agreement) of such Term Loan or (ii) the closing price per share as of the Trading Day immediately preceding such Funding Date. Any adjustments made in accordance with this Section 1.7 shall be in addition to any adjustments made pursuant to Article 2 of this Warrant.

SECTION 3. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

3.1                Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

3.2                Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, converted, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

3.3                Reserved.

3.4                Reserved.

3.5                No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

3.6           Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, class and number of Shares in effect upon the date of such adjustment.

SECTION 4. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

4.1           Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

(a)                 The initial Warrant Price referenced on the first page of this Warrant is not greater than the lesser of the 10-day VWAP determined as of the last Trading Day immediately preceding the Issue Date or (ii) the closing price per share as of the Trading Day immediately preceding the Issue Date.

(b)                 All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.

(c)                 The issuance of this Warrant and the issuance of the Shares issuable upon exercise hereof, does not entitle any other party to exercise preemptive rights, except to the extent waived prior to the Issue Date.

4.2           Notice of Certain Events. If the Company proposes at any time to:

(a)                 declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)                 offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c)                 effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or

(d)                 effect an Acquisition or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give Holder:

(1)                 in the case of the matters referred to in (a) and (b) above, at least five (5) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, and

(2)                 in the case of the matters referred to in (c) and (d) above at least twenty (20) days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and copies of all documents to be entered into in connection with such transaction and other information as Holder may require in connection with such transaction and the treatment of this Warrant in connection with such event giving rise to the notice;

Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements, including without limitation, quarterly financial statements no later than 45 days of the end of each fiscal quarter of the Company and annual financial statements no later than 90 days of the end of each fiscal year of Company, in each case, in the form as and when delivered to Company’s investors, as well as the budget for each fiscal year, when approved by Company’s board of directors.

4.3                Issuance of Shares. The Company shall cause the Shares to be registered at the Company’s first opportunity after the date of the exercise of the Warrant.

SECTION 5. REPRESENTATIONS, WARRANTIES OF HOLDER.

Holder represents and warrants to the Company as follows:

5.1                Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

5.2                Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

5.3                Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

5.4                Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

5.5                The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

5.6                No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

SECTION 6. MISCELLANEOUS.

6.1                Term and Automatic Exercise Upon Expiration.

     (a)                 Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific Time, on the Expiration Date and shall be void thereafter.

(b)                 Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

6.2           Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO RUNWAY GROWTH FINANCE CORP. DATED MARCH 4, 2022, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

6.3           Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

6.4           Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, RUNWAY GROWTH FINANCE CORP. and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant. Notwithstanding any contrary provision herein, at all times prior to any initial public offering, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise hereof, to any person or entity known to Holder to directly compete with the Company, except in connection with an Acquisition of the Company by such a direct competitor.

6.5           Notices. All notices and other communications hereunder from the Company to Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

RUNWAY GROWTH FINANCE CORP.

Attn: Legal Reporting

205 N. Michigan Ave, Suite 4200

Chicago, IL 60601

Email: legalreporting@runwaygrowth.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

MUSTANG BIO, INC.

Attn: Chief Financial Officer

377 Plantation Street

Worcester, MA 01605

Email: BAchenbach@mustangbio.com

6.6           Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

6.7           Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

6.8           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

6.9           Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

6.10         Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

[SIGNATURE PAGE TO WARRANT TO PURCHASE COMMON STOCK]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

COMPANY:

MUSTANG BIO, INC.

By:	/s/ Brian Achenbach
Name:	Brian Achenbach
Title:	SVP, Finance

HOLDER:

RUNWAY GROWTH FINANCE CORP.

By:	/s/ Thomas B. Raterman
Name:	Thomas B. Raterman
Title:	Chief Financial Officer

APPENDIX 1

NOTICE OF EXERCISE

1.       The undersigned Holder hereby exercises its right to purchase _________________ shares of ________________________ of MUSTANG BIO, INC. (the “Company”) in accordance with the attached Warrant to Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[    ]       check in the amount of $________ payable to order of the Company enclosed herewith

[    ]       Wire transfer of immediately available funds to the Company’s account

[    ]       Cashless Exercise pursuant to Section 1.2 of the Warrant

[    ]       Other [Describe] __________________________________________

2.       Please issue a certificate or certificates representing the Shares in the name specified below:

_______________________________________________________

Holder’s Name

_______________________________________________________

_______________________________________________________

(Address)

3.       By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:

Name:

Title:

Date: